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                                                                      EXHIBIT 99


                                                                 FOR RELEASE
                                                                 March 3, 1998

Contact:
James E. Mead
Senior Vice President and
Chief Financial Officer
(714) 720-5557/(888) 650-1080-after hours
or
Scott G. Newnam
Senior Director, Corporate Finance
and Strategic Planning
(714) 720-5530/(888) 650-1082-after hours


                          IRVINE APARTMENT COMMUNITIES
                    AND WESTERN NATIONAL PROPERTY MANAGEMENT
                  CREATE PROPERTY MANAGEMENT STRATEGIC ALLIANCE

        NEWPORT BEACH, CA, March 3, 1998 - Irvine Apartment Communities (NYSE:IAC), a major owner and developer of apartment properties in California, and Western National Property Management, one of the largest property management firms based in the western United States, today announced the formation of a strategic alliance that will assume all property management responsibilities for IAC's current Southern California portfolio. The new entity, Irvine Apartment Management Company, will be owned 51% by IAC and 49% by Western National Property Management. Irvine Apartment Management Company will begin operations April 1, 1998 with management responsibilities for 51 properties located on the Irvine Ranch in Orange County and in San Diego.

        "With a major expansion program underway in California, it is vital to maintain the high quality customer service standards IAC's residents have come to expect," said William H. McFarland, the company's president and chief executive officer. "We believe this new strategic alliance will help us achieve our goals," he said.


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        Western National Property Management is a privately held, full service real estate organization with 35 years experience specializing in multifamily management, development, construction, and acquisition. With 27,000 apartment units under management, Western National is consistently listed in the nation's top 50 property management companies. The firm manages more apartments in Orange County than any other organization.

     Irvine Apartment Communities, a Southern California-based real estate investment trust, is the dominant owner and operator of apartment properties on the Irvine Ranch, the nation's largest master-planned community. In January 1997, the company initiated an expansion program into other high-growth markets of California, focusing on northern California's Silicon Valley and several regions of San Diego County. At December 31, 1997, IAC owned or had under development 59 apartment communities with 17,248 rental units.

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